Exhibit 99.1

Press Release

Contact:

Dan Madden

VP Finance and Investor Relations

+1-408-428-7929

dmadden@symmetricom.com

Symmetricom Completes Sale of Video Quality of Experience (QoE) Product Line to Cheetah Technologies

SAN JOSE, Calif. — March 2, 2010 — Symmetricom, Inc. (NASDAQ: SYMM), a major supplier of precise time and frequency technologies, today announced that it has completed the sale of its video Quality of Experience (QoE) business to Cheetah Technologies, L.P. of Pittsburgh, Pa. The execution of a definitive agreement for the sale was announced on Feb. 12, 2010.

Cheetah Technologies, a leader in HFC network management, has acquired the assets related to Symmetricom’s QoE product line for $2.25 million in cash and has hired the majority of Symmetricom’s QoE team.

“We are pleased that these important video quality capabilities are now part of Cheetah’s dedicated portfolio of network management services,” said Dave Côté, president and CEO of Symmetricom. “The sale allows us to further focus on our core time and frequency business and to leverage our strengths into additional markets where our precise timing solutions are increasingly critical to the reliability, quality and performance of systems and transactions.”

About Symmetricom, Inc.

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world. Since 1985, the company’s solutions have helped define the world’s time and frequency standards, delivering precision, reliability and efficiency to wireline and wireless networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, the company’s synchronization solutions include primary reference sources, building integrated timing supplies (BITS), GPS timing receivers, time and frequency distribution systems, network time servers and ruggedized oscillators. Symmetricom also incorporates technologies including Universal Timing Interface (UTI), Network Time Protocol (NTP), IEEE 1588 (Precision Time Protocol), and others supporting the world’s migration to Next Generation Networks (NGN). Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit http://www.symmetricom.com.

About Cheetah Technologies

With a long history in Network Management, Cheetah Technologies has raised the bar in status, performance and quality monitoring while pioneering new ground in IP service testing and performance analysis. Cheetah Technologies’ network management solutions allow network operators to more efficiently and cost effectively isolate and troubleshoot multi-layered problems that impact service quality. The 2009 acquisition of the Cheetah Product Line by Cheetah Technologies, LP has brought new focus, resources and energy to the industry leader in HFC Network Management. Information about Cheetah’s products and services can be found at www.cheetahtech.com.

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